Exhibit 5.4

Letterhead of Graham, Thompson & Co.

20th May, 2004

Ship Finance International Limited

Par —la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Dear Sirs:

Re: 8 ½% Senior Notes due 15th December. 2013-Granite Shipping Company Limited (the “Bahamian Guarantor”): Legal Opinion

We are attorneys-at-law practicing in the Commonwealth of The Bahamas (“The Bahamas”) and have been requested by Ship Finance International Limited, a Bermuda corporation (the “Company”) and the Bahamian Guarantor, the Company’s subsidiary, in connection with the Company’s offer to exchange up to $580,000,000 of the Company’s 8½% senior notes due 2013 (the “Exchange Notes”) for an identical principal amount at maturity of its outstanding 8½% senior notes due 15th December, 2013.  The Exchange Notes are to be issued pursuant to the Indenture dated as of 18th December, 2003, between (inter-alia) the Company and Wilmington Trust Company, as Trustee (the “Trustee”) (the “Indenture”) and, when issued, will be guaranteed (the “Guarantee”) by the Bahamian Guarantor pursuant to  the form of Supplemental Indenture annexed as Exhibit C to the Indenture between the Trustee and the Bahamian Guarantor (the “Supplemental Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Indenture; (ii) the Supplemental Indenture, and (iii) such corporate documents and records of the Bahamian Guarantor and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed or otherwise, the genuineness of all signatures and the legal competence or capacity of persons or entities (whoever are or will become signatories thereto) to complete the execution of documents, and the accuracy and completeness of all factual representations made in the documents examined by us.

In addition, we have assumed that the Supplemental Indenture when executed will be in substantially the same form as the forms that we have examined and that there will be no material differences thereto.

As to various questions of fact that are material to the opinion hereinafter expressed, we have relied upon statements or certificates of public officials, directors or officers of the Bahamian Guarantor and others.

We have further assumed for the purposes of this opinion that the Indenture (including, without limitation, each of the supplements thereto, including the Supplemental Indenture) and all documents contemplated by the Indenture to be executed in connection with the issuance of the Exchange Notes have been duly authorized and validly executed and delivered by each of the parties thereto other than the Bahamian Guarantor.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, insofar as the laws of The Bahamas are concerned the Bahamian Guarantor has been duly authorized to enter into the Supplemental Indenture.

This opinion is limited to the laws of The Bahamas.  Insofar as the Supplemental Indenture is expressed to be governed by the laws of New York we have assumed with your approval the validity and enforceability of the same under such system of law.

This opinion is rendered as of the date hereof, and we have no responsibility to update this opinion for events or circumstances occurring afterthe date hereof, nor do we have any responsibility to advise you of any change in the laws after the date hereof.

This Opinion is addressed to yourselves and may be relied upon by yourselves and Seward & Kissel LLP.  We consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission with respect to the Exchange Notes and the Guarantee, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Yours faithfully,

GRAHAM, THOMPSON & CO.,

/s/ Michelle M. Pindling-Sands

Michelle M. Pindling-Sands

/s/ Monique R. Cartwright

Monique R. Cartwright